                                                                 EXHIBIT  10.4.6

                  AMENDMENT NO. 6 TO NETOBJECTS LICENSE AGREEMENT

This Amendment Number 6 to the NetObjects License Agreement, dated March 18, 1997 ("Agreement") between NetObjects Corporation ("NetObjects") with an address at 602 Galveston Drive, Redwood City, California 94063 and International Business Machines Corporation ("IBM") with an address at Route 100, Somers, New York 10589 is entered into on September 18, 1998 ("Effective Date"). All capitalized terms and definitions used in this Amendment and not otherwise defined herein shall have the meanings given them in the Agreement.

In consideration of the covenants and agreements contained herein, the parties hereto agree to amend the Agreement as follows:

1.   The following section is hereby added as Section 12 of the Agreement:

12.0 WebSphere Deliverables

     12.1 Definitions.

          12.1.1 "WebSphere Deliverables" shall mean the deliverables described on Exhibit 1 hereto. WebSphere Deliverables are Enhancements as defined in
     Section 1.7 of the Agreement.

          12.1.2. "WebSphere Net Revenue" shall mean the gross revenue amount recorded by IBM in consideration for the licensing of a Bundle within which a WebSphere Version is integrated, excluding any amount received by IBM for sales and use taxes, shipping, insurance and duties, and reduced by discounts and refunds granted to customers and distributors.

          12.1.3 "WebSphere Version" shall mean a Licensed Work that includes a WebSphere Deliverable.

     12.2 NetObjects Responsibilities. NetObjects shall perform the activities described in Exhibit 1 hereto and will deliver the WebSphere Deliverables to IBM in accordance with Exhibit 1 hereto (including but not limited to the delivery schedule included in Exhibit 1).

     12.3 IBM Responsibilities.

          12.3.1 In consideration for the services performed by NetObjects to develop the WebSphere Deliverables, NetObjects shall bill IBM an amount equal to NetObjects' reasonable and actual time (e.g., employee hours) and materials (e.g., software development tools) cost for developing the WebSphere Deliverables ("Development Cost") plus

     20 percent of the Development Cost (collectively, "IBM Payment"), provided that the maximum IBM Payment is six million U.S. dollars (6,000,000). NetObjects shall maintain detailed records according to generally-accepted accounting principles to support the amount of the Development Cost.

          12.3.2 If the parties discuss or agree to material changes to Exhibit 1 hereto ("Statement of Work"), or if work is performed that is materially different from the work outlined in the Statement of Work, the IBM Payment will not exceed the maximum payment listed in Section 12.3.1 above (i.e., $6,000,000) unless the parties first sign a written agreement to that effect.

          12.3.3 The IBM Payment will be made in twelve (12) equal monthly installments beginning on the date of the Acceptance of the WebSphere Deliverables by IBM (as defined below), and the IBM Payment is to be applied against the prepaid royalties made by IBM in accordance with
     Section 5 of Exhibit B to the Agreement (i.e., on a monthly basis, NetObjects is to deduct the amount of the IBM Payment from the balance of IBM prepaid royalties which have not yet been credited against royalties for the Licensed Work). If the balance of royalties that have been prepaid by IBM in accordance with Section 5 of Exhibit B to the Agreement have been fully credited against royalties and payments for the Licensed Work in accordance with the Agreement before all twelve (12) installments of the IBM Payment have been made in accordance with this Section 12.3.3., IBM will pay any of the outstanding twelve (12) monthly installments on a monthly basis net thirty (30) days from the date of IBM's receipt of an acceptable invoice.

          12.3.4 "Acceptance of the WebSphere Deliverables by IBM" or "Acceptance" shall mean the date on which IBM sends written notice to NetObjects of its acceptance of the WebSphere Deliverables. IBM will provide NetObjects with its Acceptance of the WebSphere Deliverables that conform to the acceptance criteria contained in Exhibit 1 no later than January 31, 1999 provided that NetObjects fulfills its obligations in accordance with Exhibit 1 hereto.

          12.3.5 For the twelve (12) month period immediately following Acceptance ("First Year"), the WebSphere Versions will be provided to IBM hereunder royalty-free. After the First Year, the Royalty Rate for the WebSphere Version will be 16% of the WebSphere Net Revenue instead of the Royalty Rate set forth in Exhibit B. On each anniversary of the Effective Date (i.e., September 18, 1999, September 18, 2000, September 18,
     2001), the percentage used to calculate the Royalty Rate for a WebSphere Version will be subject to change by either party in


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     accordance with the following process, provided that the maximum Royalty
     Rate for a WebSphere Version will be no more than fifty percent (50%) of the Royalty Rate for a Hard Bundle or Soft Bundle (whichever is applicable to the Bundle within which the WebSphere Version is integrated):

          1. no later than ninety (90) days prior to the annual anniversary date of the Effective Date, either party may provide written notice ("Notice") to the other party requesting a change in the Royalty Rate for the WebSphere Version due to a change in the reasonable commercial value of the function of the WebSphere Version as compared to the reasonable commercial value of the function of the Bundle within which the WebSphere Version is integrated. At a minimum, such Notice will include a detailed list of all of the function and value included in the Bundle within which the WebSphere Version is included, and the corresponding reasonable commercial value of each item of function or value contained therein, including the WebSphere Deliverable;

          2. the recipient of the Notice ("Recipient") will be provided with three (3) business days to ask the other party questions regarding the Notice, and all such questions will be answered within three (3) business days of their receipt;

          3. if the Recipient accepts the revised Royalty Rate included in the Notice, the Royalty Rate for the WebSphere Version will be adjusted accordingly once the Recipient indicates its agreement by singing an acknowledgment line on the Notice;

          4. if the Recipient does not agree to the newly proposed Royalty Rate included in the Notice, within seven (7) business days of its receipt of such Notice, the Recipient is to provide a detailed written justification for the existing Royalty Rate for the WebSphere Deliverable to the other party ("Justification"). At a minimum, such Justification shall include a detailed list of all of the function and value included within the Bundle within which the WebSphere Version is included and the reasonable commercial value of each item of function or value contained therein, including the WebSphere Deliverable;

          5. the recipient of the Justification will be provided with three (3) business days to ask questions of the other party regarding the Justification, and all such questions will be answered within three (3) business days of their receipt;

          6. within seven (7) business days after the Justification is received by the other party, the parties will meet to discuss the Notice and Justification, and potential resolution; and if no resolution is reached within five (5) business days after this meeting, upon mutual agreement of the parties, they may submit the Justification and Notice to a jointly chosen independent consulting group. The consulting group will be requested to


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

     issue an opinion which the parties may accept or reject. The consultant's fee will be paid by the parties equally; and

          7. if no resolution is reached within five (5) business days following the consultant review above, the parties will submit the Notice and Justification (which the parties may revise as a result of the consultant review) to the dispute resolution process outlined in
     Section 10.13 of the Agreement

     Example as of October 1999 - THESE PRICES ARE HYPOTHETICAL AND DO NOT REFLECT IBM'S OR NETOBJECTS' PLANS


     Proportion of Value at Execution of Contract
     ---------------------------------------------
      Reasonable Commercial Value of WebSphere Version
      - (current Team Fusion Estimated Selling Price)
                                                                    $3,445.00

      Reasonable Commercial Value of additional function or value in the bundle
      - WebSphere Application Server                                $3,975.00
      - Bean Machine                                                $  975.00
      - Visual Age (Java Version)                                   $  495.00
                                                                    ---------
      Proportion of Value = $3,445.00/5,445.00 = .633               $5,445.00

      Proportion of Value as of October 1999
      --------------------------------------

      Reasonable Commercial Value of WebSphere Version
      - (future Team Fusion Estimated Selling Price)                $3,995.00

      Reasonable Commercial Value of additional function
      or value in the Bundle
      - WebSphere Application Server                                $2,975.00
      - Bean Machine                                                $  775.00
      - Visual Age (Java Version)                                   $  295.00
      - Additional function or value                                $2,995.00
                                                                    ---------
                                                                    $7,040.00

      Proportion of Value = $3,995.00/$7,040.00 = .567

      ADJUSTED WEBSPHERE VERSION ROYALTY RATE AS OF OCTOBER 1999


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      New Proportion of Value
      ------------------------------ X   WebSphere Version
      Royalty Rate at Contract Execution = New Rate Old
      Proportion of Value

      535/567 X 16% = 15.1%


          12.3.5 At any time within six (6) months following Acceptance, and on thirty (30) days written notice to NetObjects, IBM shall be entitled, at its own expense, to retain an independent certified public accountant to review the books and records of NetObjects solely for the purpose of verifying the actual cost of developing the WebSphere Deliverables (i.e., verify the Development Cost). If such independent accountant determines that the actual cost of developing the WebSphere Deliverables is less than the Development Cost, then IBM shall only be required to pay to NetObjects such actual cost of development, and such actual cost of development shall be considered the Development Cost for the purposes of Section 22.3.1(a), 12.3.1(b), and 12.3.2 above.

2. The Agreement remains in full force and effect in accordance with its terms, except as such terms have been expressly modified by this Amendment.
This Amendment and the Agreement constitute the entire understanding of the parties with respect to this subject matter and supersede all prior communications, understandings and agreements between the parties concerning the subject matter hereof. A copy of this Amendment by reliable means (e.g., facsimile or photocopy) will be deemed an original.


 ACCEPTED AND AGREED TO:                 ACCEPTED AND AGREED TO:

 INTERNATIONAL BUSINESS                  NETOBJECTS, INC.
 MACHINES CORPORATION

 BY: /s/ Eugenia C. Rerros               BY:   /s/ Ernest J. Cicogna
    ------------------------------             --------------------------

 NAME:  Eugenia C. Rerros                NAME:  Ernest J. Cicogna
      ----------------------------              -------------------------

 TITLE: Contract Relations Advisor       TITLE: VP Finance
      ----------------------------              ------------------------

 DATE:  9/18/98                           DATE:  9/18/98
      -------------------------               ------------------------


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